                         THE HARTFORD MUTUAL FUNDS, INC.
                       THE HARTFORD MUTUAL FUNDS II, INC.
                            SHARE PURCHASE AGREEMENT


     HARTFORD LIFE INSURANCE COMPANY ("HL"), a Connecticut Corporation, as Sponsor-Depositor, now and in the future, of certain separate accounts ("Separate Accounts"), and issuer of certain variable funding agreements (the "Contracts") issued with respect to such Separate Accounts, hereby agrees as of the 3rd day of May 2004 with THE HARTFORD MUTUAL FUNDS, INC. and THE HARTFORD MUTUAL FUNDS II, INC., each an open-end management investment company (each, a "Fund" and together, the "Funds"), to this Share Purchase Agreement, which contemplates an arrangement whereby Fund shares shall be made available to serve as the underlying investment media for the Contracts, subject to the following provisions:

1. Fund shares shall be purchased at the net asset value applicable to each order as established in accordance with the provisions of the then currently effective prospectus of the Fund. Fund shares shall be ordered in such quantity and at such times as determined by HL (or its successor) to be necessary to meet the requirements of the Contracts. Confirmations of Fund share purchases will be sent directly to HL by the Fund. All Fund share purchases shall be maintained in a book share account in the name of HL. Payment for shares shall be made directly to the Fund by HL and payment for redemption shall be made directly to HL by the Fund, all within the applicable time periods allowed for settlement of securities transactions. If payment is not received by the Fund within such period, the Fund may, without notice, cancel the order and hold HL responsible for any loss suffered by the Fund resulting from such failure to receive timely payment.

     Notice shall be furnished promptly to HL by the Fund of any dividend or distribution payable on Fund shares. HL elects to receive all such dividends or distributions in the form of additional Fund shares. HL reserves the right to revoke this election and to receive in cash all such dividends and distributions declared after the Fund's receipt of notice of HL's revocation of this election.

2. (a) The Fund represents that its shares are registered under the Securities Act of 1933, as amended, and that all appropriate federal and state registration provisions have been complied with as to such shares and that such shares may properly be made available for the purposes of this Agreement. The Fund shall bear the cost of any such registration, as well as the expense of any taxes assessed upon the issuance or transfer of Fund shares pursuant to this Agreement.

     (b) The Fund shall supply to HL, in a timely manner and in a sufficient number to allow distribution by HL to each owner of or participant under a Contract (i) annual and semiannual reports of the Fund's condition, and
     (ii) any other Fund shareholder notice, report or document required by law to be delivered to shareholders. The Fund shall bear the cost of preparing and supplying the foregoing materials and the cost of any distribution thereof.

     (c) HL represents that it has registered or will register under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended (the "1940 Act"), unless exempt from such registration, the Contracts. HL will maintain such registrations to the extent required by law. The Contracts will be issued in compliance with all applicable federal and state laws and regulations.

     (d) HL has legally and validly established each Separate Account prior to any issuance or sale as a segregated asset account under the Connecticut Insurance Code and has registered or, prior to any issuance or sale of the Contracts, will register and will maintain the registration of, each Separate Account as a unit investment trust in accordance with the 1940 Act, unless exempt from such registration.

3. HL shall not make any representation concerning Fund shares except those contained in the then current prospectus of the Fund and in printed information subsequently issued by the Fund as information supplemental to the prospectus.

4.   This Agreement shall terminate:

     (a) At the option of HL or the Fund upon six months' advance notice to the other;

     (b) At the option of HL if Fund shares are not available for any reason to meet the requirements of any of the Contracts but then only as to those Contracts;

     (c) At the option of HL, upon institution of formal proceedings against the Fund by the Securities and Exchange Commission or any other regulatory body;

     (d) Upon assignment of this Agreement, unless made with the written consent of the other party to this Agreement;

     (e) If Fund shares are not registered, issued or sold in conformance with applicable federal or state law or if such laws preclude the use of Fund shares as the underlying investment media of the Contracts. Prompt notice shall be given to HL in the event the conditions of this provision occur.

     Notice of termination hereunder shall be given promptly by the party desiring to terminate to the other party to this Agreement.

5. Termination as the result of any cause listed in the preceding paragraph shall not affect the Fund's obligation to furnish Fund shares in connection with Contracts then in force for which the shares of the Fund serve or may serve as the underlying investment media, unless further sale of Fund shares is proscribed by the Securities and Exchange Commission or other regulatory body, or if Fund shares of the requisite Series are no longer available.

6. This Agreement shall supersede any prior agreement between the parties hereto relating to the same subject matter.

7. Each notice required by this Agreement shall be given in writing as follows:

                  If to the Fund:
                  --------------

                  The Hartford Mutual Funds
                  P.O. Box 2999
                  Hartford, Connecticut 06104-2999
                  Attn: Counsel to the Fund

                  If to HL:
                  --------

                  Hartford Life Insurance Company
                  P.O. Box 2999
                  Hartford, Connecticut 06104-2999
                  Attn: General Counsel

8. This Agreement shall be construed in accordance with the laws of the State of Connecticut.

9. The Fund will provide HL with copies of its proxy solicitations applicable to each series of the Fund (each a "Series"). HL will, to the extent required by law, (a) distribute proxy materials applicable to the Series to eligible Contract owners; (b) solicit voting instructions from eligible Contract owners;
(c) vote the Series shares in accordance with instructions received from Contract owners; (d) if required by law, vote Series shares for which no instructions have been received in the same proportion as shares of the Series for which instructions have been received; and (e) calculate voting privileges in a manner consistent with other life insurance companies to whose separate accounts Series shares are offered. Unregistered separate accounts subject to the Employee Retirement Income Security Act of 1974 ("ERISA") will refrain from voting shares for which no instructions are received if such shares are held subject to the provisions of ERISA.

Dated: May 3, 2004

                                       THE HARTFORD MUTUAL FUNDS, INC.


                                       By: /s/ David M. Znamierowski
                                           -------------------------------------
                                           David M. Znamierowski



                                       THE HARTFORD MUTUAL FUNDS II, INC.


                                       By: /s/ David M. Znamierowski
                                           -------------------------------------
                                           David M. Znamierowski


                                       HARTFORD LIFE INSURANCE COMPANY


                                       By: /s/ Eric H. Wietsma
                                           -------------------------------------
                                           Eric H. Wietsma